Exhibit 3.2.123

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF INCORPORATION

OF A VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter _ of T__ 13.1 of the Code of Virginia, state( _ ) as follows:

1.	The name of the corporation is:

_________________________ Card Corporation

2.	The number (and classes, if any) of shares the corporation is authorized to issue is here):

__________________________________	C________)
1,000	Common Stock, par value $.01 per share
_______________________________	__________________________________

3.	A. The name of the corporation’s initial registered agent is

________ Service __________

B. The initial registered agent is (mark appropriate box):

(1)	an ______ who is a resident of Virginia _______

	☐	an ___ director of the corporation.

	☐	a member of the Virginia State ____.

OR

(2)	☒	a domestic or foreign stock or nonstock corporation, limited _________ company or registered limited liability partnership authorized to transact business in Virginia.

4.	A. The corporation’s initial registered office address, which is the business office of the initial registered agent, ___

11 South 12th Street, P.O. Box 14_3	Richmond	VA	232 -_
(______________)	(city or _______)		(_______)

B.	The registered office is physically located in the ☒ city or ☐ county of Richmond

5.	The ______ directors are:

NAME(S)	ADDRESS(ES)
Tr_________	c/o ___________________, Inc.
711 Fifth Avenue, New York, New York 10022
John J. W________	c/o _________ _________ _______ Inc.
711 Fifth Avenue, New York, New York 10022
______________	c/o _______ ______ ______ Inc.
711 Fifth Avenue, New York, New York 10022

6.	INCORPORATOR(S):

/s/ Illegible	__________ (sole incorporator)

SIGNATURE(S)	PRINTED __________)

Telephone number (optional):	(___) 521-6231
See instructions on the ______.